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                                                                     Exhibit 3.2



                                       April 15, 1997


Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri 64105

Howe Barnes Investments, Inc.
135 South LaSalle Street
Chicago, Illinois  60603

      Re:             HBI Equity Trust, Series 3
                      --------------------------
Ladies/Gentlemen:

     We have acted as special counsel for Howe Barnes Investments, Inc., Depositor of HBI Equity Trust, Series 3 (the "Trust"), in connection with the issuance of units of fractional undivided interest in the Trust, under a Trust Agreement dated April 15, 1997 and a Standard Terms and Conditions of Trust dated March 16, 1994 (collectively, the "Indenture") each of which are between Howe Barnes Investments, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     The assets of the Trust will consist of a portfolio of equity securities (the "Securities") as set forth in the Prospectus. For purposes of this opinion, it is assumed that each Security is equity for federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

          (i) The Trust is not an association taxable as a corporation for federal income tax purposes but will be governed by the provisions of subchapter J (relating to Trusts) of Chapter 1, Internal Revenue Code of 1986 (the "Code")

          (ii) A Unitholder will be considered as owning a pro rata portion of each of the assets of the Trust in the proportion that the number of Units held by him bears to the total number of Units outstanding; under subpart E, subchapter J of Chapter 1 of
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the Code, income of the Trust will be treated as income of each Unitholder in the proportion described; and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to a Security ("dividends" as defined by Section 316 of the Code) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Security and to the extent that such dividends exceed a Unitholder's tax basis in such Security, shall be treated as gain from the sale or exchange of property.

     (iii) The price a Unitholder pays for his Units generally including sales charges, is allocated among his pro rata portion of each Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his Units) in order to determine his tax basis for his pro rata portion of each Security held by the Trust.

     (iv) Gain or loss will be recognized to a Unitholder (subject to various non-recognition provisions under the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which is not taxable as ordinary income.

     (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various non-recognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to the Security which is not taxable as ordinary income.

     (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may receive an in kind distribution of Securities


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     upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units on the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust will depend upon whether or not a Unitholder receives cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion in the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of a Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his tax basis in such fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized will generally equal the sum of the gain (or loss) recognized under the rules described above by the Unitholder with respect to each Security owned by the Trust.

     Dividends received by the Trust which are attributable to a corporation owning Units in the Trust and which are taxable as ordinary income (and are attributable to domestic corporations) may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code, subject to the limitations imposed by Sections 246 and 246A of the Code. It should be noted that various legislative proposals that would affect the dividends received deduction have been introduced.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by the Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor, subject to various non-recognition provisions of the Code.

     Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.


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     We have also examined the laws of the State of Missouri to determine their applicability to the Trust. It is our opinion that under Missouri law, as presently enacted and construed:

          (i) The Trust is not an association taxable as a corporation for Missouri income tax purposes.

          (ii) The Unitholders of the Trust will be treated as the owners of a pro rata portion of the Trust and the income of the Trust will therefore be treated as income of the Unitholders for Missouri state income tax purposes.

          (iii) The Trust will not be subject to the Kansas City, Missouri Earnings and Profits Tax and each Unitholder's share of income of the Trust will not generally be subject to the Kansas City, Missouri Earnings and Profits Tax or the City of St. Louis Earnings Tax (except that no opinion is expressed in the case of certain Unitholders, including corporations, otherwise subject to the St. Louis City Earnings Tax).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-23247) relating to the Units referred to about and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                       Very truly yours,




                                       CHAPMAN AND CUTLER

MJK/cjw


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